SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of the
Securities Exchange Act of 1934

Date of Earliest Event Reported: April 14, 2003

NIAGARA MOHAWK POWER CORPORATION

(exact name of registrant as specified in charter)

New York	1-2987	15-0265555
(state or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

300 Erie Boulevard West, Syracuse, New York 13202

(Address of principal executive offices)

(315) 474-1511

(Registrant's telephone number, including area code)

Item 5. Other Events

As previously reported on Form 8-K on November 29, 2002, during an audit, the New York State Department of Public Service Staff (the Staff) identified reconciliation issues between the rate allowance and actual costs of Niagara Mohawk’s pension and other post-retirement benefits. These reconciliation issues covered the period before the acquisition by National Grid Group. In November, Niagara Mohawk (the Company) initially projected that the audit would produce an $80 million adjustment to its deferral account and additional interest expense of approximately $10 million annually during calendar years 2001, 2000 and 1999.

The Company has reached a settlement with the Staff that resolves all issues associated with its pension and other post-retirement benefit obligations and certain deferral account adjustments for the period prior to the acquisition. The settlement is subject to public notice and approval by the full New York State Public Service Commission. Under the settlement, the Company has agreed to credit its deferral account by $55 million for a series of issues including pension and other post-retirement benefits, with the offset recorded to goodwill ($37 million net of tax). Of this $55 million, $32 million relates specifically to other post-retirement benefits and will reduce the Company’s future funding obligations described below.

In addition, the settlement covers the funding of the Company’s pension and post-retirement benefit plans. Under the settlement, the Company has agreed to provide $100 million of tax-deductible funding by April 30, 2003. Of this amount, $32 million is offset by the regulatory deferral above, and the remainder will fund already recorded liabilities. This funding includes $32 million of interest, of which $14 million net of tax has been recorded to goodwill.

Finally, the Company has agreed to fund an additional $209 million, on a tax-deductible basis, by December 31, 2011. This amount includes $18 million of interest, all of which will be recorded to goodwill ($11 million net of tax). Prior to the acquisition, the Company had recorded all but the interest portion of the $209 million as a liability on its books. The Company will earn a rate of return of at least 6.60 percent on any portion of the $209 million that it funds before December 31, 2011, plus 80 percent of the amount by which the rate of return on the pension and post-retirement benefit funds exceeds 5.34 percent.

Niagara Mohawk will file amendments to its Transition Report on Form 10-K for the transition period from January 1, 2002 to March 31, 2002, and to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2002. The adjustments described above are reflected in those amendments.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

NIAGARA MOHAWK POWER CORPORATION

By	/s/ Edward A. Capomacchio

Edward A. Capomacchio
Authorized Officer and Controller and Principal
Accounting Officer

Date: April 14, 2003